Exhibit 99.2

Austerlitz Acquisition Corporation I Announces Closing of Initial Public Offering and Exercise

of Underwriters’ Over-Allotment Option

Las Vegas, March 2, 2021 -- Austerlitz Acquisition Corporation I (the “Company”) today announced the closing of its initial public offering of 69,000,000 units, which includes 9,000,000 units issued upon the exercise of the underwriters’ over-allotment option, which was exercised in full, at a public offering price of $10.00 per unit. Each unit consists of one of the Company’s Class A ordinary shares and one-fourth of one warrant. Each whole warrant entitles the holder to one of the Company’s Class A ordinary shares at a price of $11.50 per share. The units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AUS.U”. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “AUS” and “AUS WS”, respectively.

The Sponsor of the Company is Austerlitz Acquisition Sponsor, LP I, an affiliate of Trasimene Capital Management, LLC, led by William P. Foley, II. Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and BofA Securities are acting as joint book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, telephone: (800) 221-1037 or by emailing: usa.prospectus@credit-suisse.com; J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing: prospectus- eq_fi@jpmchase.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

Austerlitz Acquisition Corporation I

Austerlitz Acquisition Corporation I is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Source: Austerlitz Acquisition Corporation I

Contacts

Shannon Devine, SVP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com